Exhibit 99.1
Ramco Gershenson Properties Trust
31500 Northwestern Highway, Suite 300
Farmington Hills, Michigan 48334
(248) 350-9900
FAX: (248) 350-9925
NYSE: RPT
Ramco-Gershenson Properties Trust Announces Common Share Offering

FARMINGTON HILLS, Mich., Nov. 6, 2013 (GLOBE NEWSWIRE) — Ramco-Gershenson Properties Trust (NYSE:RPT) (the “Company”) announced today that it plans to make a public offering of 4,500,000 newly issued common shares of beneficial interest. In connection with the offering, the Company intends to grant the underwriter a 30-day option to purchase up to an additional 675,000 common shares of beneficial interest.

The Company intends to use the net proceeds for working capital and other general corporate purposes, including financing a portion of the planned acquisition of two community shopping centers totaling 672,000 square feet in separate transactions totaling $121.0 million. The properties are located in two major metropolitan markets in the Midwest and are each anchored by five and six national retailers, respectively.  The average occupancy of the properties is 93.2% and the average annual base rent is $16.59 per square foot.  Within a five-mile radius, the two properties combined have an average population of 184,000 and an average household income of $94,000.  The Company expects to close these transactions before year end; however, there can be no assurance that either of these acquisitions will be consummated. The offering will not be conditioned on the completion of the acquisitions.

J.P. Morgan is acting as Sole Bookrunner for the offering. J.P. Morgan proposes to offer the shares of common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part.

This offering is being made pursuant to an effective shelf registration statement and related prospectus and prospectus supplement filed by the Company with the Securities and Exchange Commission. When available, copies of the prospectus and prospectus supplement for this offering may be obtained by contacting J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by calling 1-866-803-9204. J.P. Morgan may offer the shares and transactions on the New York Stock Exchange, in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Ramco-Gershenson Properties Trust
Ramco-Gershenson Properties Trust (NYSE:RPT) is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) based in Farmington Hills, Michigan.  The Company's business is the ownership and management of multi-anchor shopping centers in strategic metropolitan markets throughout the Eastern, Midwestern and Central United States.  At September 30, 2013, the Company owned and managed a portfolio of 79 shopping centers and one office building with approximately 15.3 million square feet of gross leasable area owned by the Company or its joint ventures. The properties are located in Michigan, Florida, Ohio, Georgia, Missouri, Colorado, Wisconsin, Illinois, Indiana, New Jersey, Virginia, Maryland, and Tennessee. At September 30, 2013, the Company's core operating portfolio was 95.6% leased.
This press release may contain forward-looking statements that represent the Company's expectations and projections for the future. Management of Ramco-Gershenson believes the expectations reflected in any forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, including deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, our continuing ability to qualify as a REIT and other factors discussed in the Company's reports filed with the Securities and Exchange Commission.
Ramco-Gershenson Properties Trust: Dawn Hendershot, 248-592-6202 Director of Investor Relations and Corporate Communications